(h)(6) Transfer Agency Agreement between AXP Tax-Exempt Series, Inc. on behalf of AXP Intermediate Tax-Exempt Fund and AXP Tax-Exempt Bond Fund and American Express Client Service Corporation, dated March 9, 2000.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Independent Auditors' Consent.